UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2020 (September 16, 2020)

ORAMED PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35813	98-0376008
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas, Third Floor, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

844-967-2633

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.012	ORMP	The Nasdaq Capital Market, Tel Aviv Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 16, 2020, Oramed Ltd. (the “Subsidiary”), a wholly-owned subsidiary of Oramed Pharmaceuticals Inc. (the “Company”), entered into an additional Clinical Research Organization Services Agreement (the “Agreement”) with Integrium, LLC (“Integrium”), effective as of January 15, 2020, to retain Integrium as a clinical research organization, covering the U.S. portion of the Subsidiary’s planned upcoming Phase 3 clinical trial. The trial will be conducted under an Investigational New Drug application with the U.S. Food and Drug Administration and is designed to assess the safety and evaluate the efficacy of ORMD-0801 on approximately 600 type 2 diabetic patients. The Agreement will terminate upon the satisfactory performance of all the services as contemplated in the Agreement.

As consideration for its services, the Subsidiary will pay Integrium a total amount of up to approximately $12.3 million that will be paid over the term of the engagement and based on the achievement of certain milestones.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1*	Clinical Research Organization Services Agreement dated September 16, 2020 and effective as of January 15, 2020, between Oramed Ltd. and Integrium, LLC.

*	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	President and CEO

September 18, 2020

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